Exhibit 107

CALCULATION OF FILING FEE TABLE

S-1

(Form Type)

AEye, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	4,285,008	$0.799	(3)	$3,423,721.39	0.00015310	$524.17
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	5,353,710	$1.28	(4)	$6,852,748.80	0.00015310	$1,049.16

Carry Forward Securities	-	—	—	—	—		—	—	—
	Total Offering Amounts						$10,276,470.19	0.00015310	$1,573.33
	Total Fees Previously Paid								$1,049.16
	Total Fee Offsets
	Net Fee Due								$524.17

(1).

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2).	This Registration Statement covers shares of common stock, $0.0001 par value per share (“Common Stock”), of AEye, Inc. consisting of (i) 330,823 shares of Common Stock issued to a selling stockholder pursuant to the Dowslake Purchase Agreement (as defined in the Registration Statement) and (ii) up to 9,307,895 shares of Common Stock issuable to a selling stockholder upon the conversion of the Convertible Note or exercise of the Warrant (each as defined in the Registration Statement).

(3).

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Market on February 19, 2025, a date within five business days prior to the filing of the Amendment No.1 to the Registration Statement.

(4).

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Market on January 15, 2025, a date within five business days prior to the original filing of this Registration Statement.